Exhibit 99.1     Press release regarding management succession plan, dated November 1, 2007, issued by Mettler-Toledo International Inc.

METTLER-TOLEDO INTERNATIONAL INC.
ANNOUNCES MANAGEMENT SUCCESSION

- - Robert F. Spoerry to Become Executive Chairman of the Board - -
- - Olivier Filliol Named Chief Executive Officer - -

COLUMBUS, Ohio, USA – November 1, 2007 – Mettler-Toledo International Inc. (NYSE: MTD) today announced that its Board of Directors has approved a management succession plan.  Robert F. Spoerry will assume the role of Executive Chairman of the Board and Olivier Filliol will become Chief Executive Officer, effective January 1, 2008.

Olivier Filliol joined METTLER TOLEDO in 1998 and is currently responsible for the Company’s Global Sales, Service and Marketing operations, as well as the Company’s operations in China.  He also is the Division Head for the Process Analytics business.  Before joining METTLER TOLEDO, he worked with the international consulting firm Bain & Company.

Robert Spoerry, Chairman, President and Chief Executive Officer, stated, “It is with great confidence and enthusiasm that we are entrusting the CEO responsibilities to Olivier.  He has broad experience across many of our businesses.  During his 10 years with us, he has delivered excellent business results, made significant improvements in many of our operations and strongly contributed to the development of our business strategies.  Olivier led the Process Analytics business to an outstanding performance level.  He has also been the principal architect behind project Spinnaker, one of our key growth initiatives in the last few years.  He is a proven leader with particular strengths in both strategy development and  execution.  Olivier is well prepared to assume his new role.”

Spoerry, as Executive Chairman of METTLER TOLEDO, will oversee and support the Company’s leadership transition and assist in strategic, organizational and corporate governance matters.

Spoerry further commented, “I look forward to my new role and believe that this is an opportune time to enact a management transition. METTLER TOLEDO’s solid performance over many years, the strengths of the franchise, our well-defined and proven business strategies and, last but not least, the dedication and capabilities of our people provide a strong foundation.  The Board and I are convinced that under Olivier’s leadership, METTLER TOLEDO will continue its track record of significant growth and financial success into the future.”

METTLER TOLEDO is a leading global supplier of precision instruments and services.  The Company is the world’s largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications.  The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development.  In addition, the Company is the world’s largest manufacturer and marketer of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications.  Additional information about METTLER TOLEDO can be found at “www.mt.com.”

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties, and there can be no assurance that future events will occur in the manner or in the exact time frames foreseen.